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               First Niagara Announces $100 Million Stock Offering

LOCKPORT, N.Y., Sept. 23, 2008 -- First Niagara Financial Group, Inc. (Nasdaq:
FNFG) announced that it has filed a registration statement with the Securities and Exchange Commission for the offer and anticipated sale of additional shares of common stock.

First Niagara expects to sell approximately $100 million of common stock in an underwritten public offering through Keefe, Bruyette & Woods, Inc. and Sandler O'Neill + Partners, L.P. The company intends to grant the underwriters an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. The shares will be issued pursuant to a prospectus filed as part of the Company's registration statement on Form S-3.

First Niagara intends to use the net proceeds from this offering to provide additional capital for the execution of its growth strategy and for general corporate purposes.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling 1-800-966-1559.

About First Niagara Financial Group
First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, had assets of $9.1 billion and deposits of $6.2 billion as of June 30, 2008. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 114 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.

Forward-Looking Statements
This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words "believe," "expect," "intend," "anticipate," "estimate," and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

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